Exhibit 4.8
TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT  (the "Agreement")  dated effective as of December 31,2015

BETWEEN:

HAWK MOUNTAIN RESOURCES  LTD., a British Columbia company

(hereinafter called the "Management  Company")

OF THE FIRST PART

AND:

ALMADEN MINERALS  LTD.,  a British Columbia company

(hereinafter called the "Corporation")

OF THE SECOND PART
WHEREAS:

A.              The parties are parties to an Executive  Compensation Contract dated effective as of January 29,  2013 (the "Contract")   pursuant to which the Management Company agreed to continue to provide to the Corporation, on the terms set forth  in the Contract, the services of Duane Poliquin ("Mr. Poliquin") to act as Executive Chairman of the Corporation;

B.               At the request of the Management Company, the parties have mutually agreed  to terminate the Contract effective December 31, 2015 on condition that the Corporation enters into an Executive Employment  Contract with Mr. Poliquin dated effective January 1,2016 (the "Poliquin Employment  Contract").

THEREFORE,    in consideration of the mutual promises set out  below and other good and valuable consideration, the parties agree as follows:

1.               Conditional upon the Corporation entering into the Poliquin Employment Contract, the parties hereby absolutely, irrevocably and unconditionally terminate the Contract (including, without  limitation, all clauses or provisions thereunder which may, by their terms or otherwise, survive or continue in effect following termination or expiration of the Contract), and the parties hereby agree that they have no further obligations to one another pursuant or relating  to the Contract.

2.               The  Management   Company    acknowledges   and  agrees  that,  notwithstanding section 1 of this Agreement, as a condition of this Agreement, all information acquired  by the Management Company relating to or connected with the business or corporate affairs  of the Corporation shall continue to be kept in strict confidence and shall not be disclosed to anyone other than the Board of Directors of the Corporation, other executive officers of the Corporation or the Corporation's professional advisors, unless required pursuant to the securities  legislation governing the Corporation or otherwise by law.

3.               The parties will execute all such further agreements,  instructions and documents and do all such further acts and things as may reasonably be required to give effect to and carry out the full intent of this Agreement.

4.               This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

5.               This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.               This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

     IN WITNESS WHEREOF the parties  have executed this Termination Agreement as of the day and year first above written.

HAWK MOUNTAIN RESOURCES LTD.

By:
Authorized Signatory

ALMADEN MINERALS LTD.

By:
Authorized Signatory

The terms of this Termination Agreement are hereby acknowledged.

Duane Poliquin

Witness